UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

GENMARK DIAGNOSTICS, INC.

(Name of Subject Company)

GENMARK DIAGNOSTICS, INC.

(Name of Persons Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

372309104

(CUSIP Number of Class of Securities)

Scott Mendel

Chief Executive Officer

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

(760) 448-4300

(Name, address and telephone numbers of person authorized to receive notice and communications on behalf of the persons filing statement)

With a copy to:

Michael Kagnoff, Esq.

Patrick O’Malley, Esq.

4365 Executive Drive, Suite 1100

San Diego, CA 92121

(858) 677-1400

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 7.01 and 9.01 of the Current Report on Form 8-K filed by GenMark Diagnostics, Inc. on March 15, 2021 (including all exhibits attached thereto) is incorporated herein by reference.